EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES PROPOSED

$150 MILLION 5.0% CONVERTIBLE NOTES OFFERING

HOUSTON, June 4, 2003 - Continental Airlines, Inc. ("Continental") (NYSE: CAL) announced today that it proposes to offer a new issue of $150 million 5.0% Convertible Notes due 2023 ($175 million if the initial purchasers' option is exercised in full) through a Rule 144A offering to qualified institutional buyers. Upon certain circumstances to be negotiated, these Notes will be convertible into Continental common stock at a price to be determined.

Continental plans to use the net proceeds from this offering for working capital and general corporate purposes.

The Notes and the common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This news release does not and will not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which any such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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